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                                                                    EXHIBIT 10.6


                                OPTION AGREEMENT

      This Option Agreement is delivered this June 25, 2002, by Princeton Video Image, Inc. ("PVI"), to Cablevision Services Corp ("Cablevision"), in order to induce Cablevision to authorize and direct its subsidiary corporation, PVI Holding, LLC, to execute, deliver and perform under that certain Note Purchase and Security Agreement, dated the date hereof (the "Agreement"). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

      1. Grant. PVI grants to Cablevision, or to its designated Affiliate as defined below and their respective successors and assigns, the option (the "Option") to purchase a sole, exclusive, perpetual, fully paid up, royalty free license (the "License") in the United States of America, its territories and possessions (collectively, the "Territory") to use, make, have made, sell, offer to sell, modify and create derivative works of all Technology of PVI and its Affiliates and grant sublicenses to use, make, have made, sell, offer to sell, modify and create derivative works of all Technology of PVI and its Affiliates subject to all license, sublicense and other rights agreements involving the right to use the Technology held by customers of PVI or its Affiliates or other third parties, if any, that may be outstanding on the date of exercise; provided, however that until the expiration or termination of this Option Agreement PVI shall not grant any license of or option to license the Technology to any third party outside the ordinary course of business and shall be expressly prohibited from granting any exclusive license or option for an exclusive license with respect to the Technology to any third party in the Territory. Upon the Closing (as defined below), such License shall supersede any other agreement that the parties may have regarding Cablevision's use of the Technology in the Territory. Until the expiration or termination of this Option Agreement, PVI shall give written notice to Cablevision of any agreements that PVI or its Affiliates enter into with respect to the Technology, whether written or oral and whether or not in the ordinary course of business and shall state, with reasonable specificity the terms of such agreements.

      For purpose of this Option Agreement, "Technology" shall refer to all industrial and intellectual property, including without limitation all domestic patents, patent applications, patent rights, any continuing or related patent applications thereto, trademarks, trademark applications, common law trademarks, internet domain names, trade names, service marks, service mark applications, common law service marks, and good will associated therewith, copyrights, in both published and unpublished works, whether registered or unregistered, copyright applications, licenses, know-how, trade secrets, technical data, designs, confidential and proprietary information, processes and formulae, all computer software programs (including source codes), layouts, inventions and any improvements thereof, development tools and all documentation and media constituting, describing or relating to the above, including manuals, memoranda, and records, and whether such intellectual property has been created, applied for or obtained anywhere throughout the world that is used, owned or controlled by or on behalf of PVI or its Affiliates or licensed to PVI or its Affiliates including without limitation the L-VIS System (as such term is defined in the L-VIS System License Agreement) and the iPoint Technology (as such term is defined in the iPoint Technology License Agreement) as of the date the Option is exercised.
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      For the purpose of this Option Agreement, the term "Affiliate" shall be defined as follows: with respect to any entity, "Affiliate" shall mean any Person controlled by such entity. For these purposes, "control" shall refer to
(a) the possession, directly or indirectly, of the power to direct the management, policies or television operations of such Person, whether through the ownership of voting securities, by contract or otherwise, or (b) the ownership, directly or indirectly, of at least 50% of the voting securities or other ownership interest of a Person. For purposes of this Agreement, National Sports Partners (or its affiliate which operates the national "Fox Sports Net") shall be considered to be an Affiliate of Cablevision. "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture or other entity.

      Upon Closing (as defined in Section 4), neither PVI nor its Affiliates shall have any rights in the Territory to use, make, have made, sell, offer to sell, sublicense or otherwise exploit or commercialize the Technology, but PVI and its Affiliates shall retain all rights to use, make, have made, sell, offer to sell, sublicense or otherwise exploit or commercialize the Technology outside of the Territory.

      2. Deadline; Option Period. Subject to Section 7, Cablevision may exercise the Option at any time from March 31, 2003 until 5:00 p.m. New York time on June 30, 2003 (the "Deadline"). As used herein, the term "Option Period" shall refer to that period commencing on March 31, 2003 and concluding on (i) the later of the date on which the Election Period (as defined below) ends or, if applicable, the approval of the stockholders of PVI required by Section 5 is obtained; or (ii) the date on which this Option Agreement is terminated in accordance with its terms.

      3.    Purchase Price.

            (a) The purchase price for the License shall be the Fair Market Value of the License as of the date of exercise, as determined in accordance with Section 3(b) hereof. Cablevision may offset the unpaid balance of the Convertible Debt against payment of the Purchase Price.

            (b) The "Fair Market Value" shall be determined by a qualified appraiser (as defined below). When making its determination, such qualified appraiser shall consider (i) all bona fide offers to purchase the Technology, or parts thereof, received by PVI from any person or entity other than Cablevision, PVI and their respective Affiliates (each a "Third Party"), (ii) all license, sublicense and other rights agreements or encumbrances affecting the value of the Technology, including without limitation the benefits conferred and the burdens imposed by all existing licenses of the Technology to Cablevision and other parties, and all existing limitations on PVI's rights to transfer the Technology and (iii) the relative risks and rewards associated with continued development and commercialization of the Technology based upon its state of development and commercialization at the time the Option is exercised including the costs of developing a viable product and bringing it to market (to the extent not already viable and ready for market at the time the Option is exercised). In reaching its determination, such qualified appraiser shall be prohibited from considering the specific consideration paid or payable for the license granted to Cablevision from PVI pursuant to that certain license agreement of even date herewith between Cablevision and PVI concerning the iPoint Technology and the parties hereto


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acknowledge and agree that any fees paid in connection with such license and the absence of future running royalties being payable in connection with such license are not necessarily indicative of the Fair Market Value of the Technology.

            (c) If the parties are unable to agree upon the identity of the qualified appraiser within 10 business days of PVI's receipt of the Election Notice (as defined in Section 4), PVI and Cablevision shall each choose an appraiser, who in turn shall jointly choose a qualified appraiser within the next 10 business days, which jointly chosen appraiser shall make the valuation. If the two initial appraisers cannot agree on a third appraiser within such 10 business day time limit, either party may apply to the American Arbitration Association to appoint a qualified appraiser in accordance with its rules on an expedited basis. The determination of Fair Market Value by the qualified appraiser chosen in accordance with the foregoing provisions shall be conclusive, final and binding on all parties. Cablevision shall be responsible for all costs of the appraisal, but shall be entitled to deduct one half of such costs from the Purchase Price if Cablevision chooses to exercise its right to acquire the License pursuant to the terms of this Option Agreement.

            (d) For purposes of this Section 3, a "qualified appraiser" shall be deemed to mean an independent nationally recognized investment banking firm with expertise in valuation of proprietary technologies and businesses similar to those of PVI that has no other material business relationship or affiliation with either entity or their respective Affiliates, and who agrees to provide a written appraisal to the parties within 60 days of its appointment.

      4. Exercise of Option; Closing. Cablevision may exercise the Option by delivering to PVI, prior to the Deadline, at the address set forth below, written notice stating that it elects to exercise the Option (the "Election Notice"); provided that, notwithstanding anything else in this Option Agreement to the contrary, Cablevision shall have 10 business days after Cablevision is notified in writing of the final determination of the Fair Market Value of the Technology to decide whether or not to deliver the Purchase Price to PVI (such 10 business day period the "Election Period") and consummate the exercise of the Option. If during the Election Period Cablevision notifies PVI in writing that Cablevision elects not to deliver the Purchase Price to PVI and not to consummate the exercise of the Option or if the Election Period expires and Cablevision has not notified PVI of its intent to consummate the exercise of the Option, except for Cablevision's obligations to pay for the appraisal contemplated by Section 3(b), this Option Agreement shall terminate and be of no further force or effect. The parties agree to cooperate and use reasonable efforts to obtain the appraisal contemplated by Section 3(b) as soon as practicable following PVI's receipt of the Election Notice. Following their receipt of such appraisal in final form, the parties shall, subject to the provisions of Section 6 and to the proviso in the first sentence of this Section 4, cooperate and use reasonable efforts to schedule a closing on the sale of the License (the "Closing") as soon as practicable. At the Closing, Cablevision shall deliver the Purchase Price to PVI in cash, net of 50% of the costs of the appraisal of Fair Market Value of the Technology pursuant to Section 3(c) above, and PVI shall execute and deliver such other documents as the parties deem reasonably necessary and appropriate to confirm the grant of the License and permit Cablevision to exploit the Technology.



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      5.    Ownership of Technology; Enforcement; Infringement. PVI represents and warrants to Cablevision that it and its Affiliates are, and shall be until the termination or expiration of the Option Period, the sole owners of their respective patent rights, copyrights and trade secrets and other proprietary information and rights, or have the right to grant licenses therefor, which comprise the Technology, and which are necessary to grant the licenses for the Technology as provided in this Option Agreement. Except as otherwise permitted hereunder or under the Note Purchase and Security Agreement of even date herewith (the "Note Purchase Agreement"), neither PVI nor its Affiliates shall sell, loan, exchange, assign, deliver, or transfer the Technology or otherwise dispose of any material part of the Technology or any of their respective material rights in or to the Technology. Except as otherwise permitted hereunder or under the Note Purchase Agreement, neither PVI nor its Affiliates shall voluntarily: (i) permit any other security interest to attach to any of the Technology; (ii) permit the Technology to be levied upon under any legal process; or (iii) permit anything to be done that may impair the value of any of the Technology or the security intended to be afforded by this Option Agreement. Except as otherwise permitted hereunder or under the Note Purchase Agreement, PVI or its Affiliates, as applicable, shall use reasonable commercial efforts to defend the title to the Technology against all persons and all claims and demands whatsoever and shall keep the Technology free and clear of all liens, charges, encumbrances, taxes and assessments not in existence of the date hereof; provided, however, that Cablevision shall, upon exercise of the Option and payment of the consideration therefor, acquire the exclusive right to control the use and protection of the Technology in the Territory, including, without limitation, the first right, but not the duty, to institute infringement actions against any Third Party. If Cablevision does not institute an infringement proceeding against an offending Third Party, PVI shall have the right, but not the duty, to institute such an action, provided that Cablevision shall also appear as a party as licensee and shall have the right to assume control of any infringement proceeding instituted by PVI by reimbursing PVI for all of the reasonably documented out-of-pocket costs and expenses incurred by PVI in connection therewith. Further, if PVI does not defend a challenge to the validity or enforceability of PVI's Technology by a Third Party outside of the Territory, and if a U.S. counterpart of the PVI Technology exists, Cablevision shall have the right, but not the duty, to defend such challenge outside of the Territory, at Cablevision's expense and in cooperation and coordination with PVI, provided that PVI shall also appear as a party as owner and shall have the right to assume control of any defense of such challenge from Cablevision by reimbursing Cablevision for all of the costs and expenses incurred by Cablevision in connection therewith. PVI shall execute all necessary and proper documents and take such actions as shall be appropriate to allow Cablevision to defend such challenge. Any award paid by Third Parties as a result of any such action (whether by way of settlement or otherwise) shall be paid to the party who defended, such action. If, however, both parties did so, then such award shall be allocated between the parties in proportion to their respective costs and expenses incurred in such action, or as they may have otherwise agreed. The costs and expenses of any action under this Section 5 (including reasonable fees of attorneys and other professionals) shall be borne by the party instituting and maintaining, or defending, such action, as the case may be. If, however, the parties together institute and maintain or defend such action, such costs and expenses shall be borne by the parties in such proportions as they may reasonably agree in writing. Each party shall execute all necessary and proper documents and take such actions as shall be appropriate to allow the other party to institute and maintain, or defend, such action,


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provided such other party has the right to do so under this Section 5. Any award paid by Third Parties as a result of any such action (whether by way of settlement or otherwise) shall be paid to the party who instituted and maintained, or defended, such action, as the case may be. If, however, both parties did so, then such award shall be allocated between the parties in proportion to their respective injuries and contributions to the costs and expenses incurred in such action, or as they may have otherwise agreed. If Cablevision exercises the Option, Cablevision and PVI agree to keep the non-public information concerning in the Technology in confidence under such terms as they may agree to preserve the value of such information for the benefit of both parties.

      6. Stockholder Approval. If under applicable law or the applicable NASD Rules, the affirmative vote of the stockholders of PVI is, in the written opinion of PVI's outside legal counsel, necessary to approve PVI's actions taken or to be taken in connection with this Option Agreement, then such approval will be a prior condition to the taking of such action; and, in such event, as soon as practicable following its receipt of notice that Cablevision elects to exercise the Option, PVI will use its best efforts to hold a meeting of its stockholders within 90 days for the purpose of acting upon the sale of the License, and shall recommend that its stockholders approve such sale. PVI acknowledges that if the exercise of the Option and the Closing of the transactions contemplated hereby require the approval of the stockholders of PVI, that Cablevision will be materially damaged if, after Cablevision's election to exercise the Option, such stockholder approval is not obtained. Accordingly, if such stockholder approval is required to consummate the exercise of the Option but not obtained, in addition to any other remedies available to Cablevision in equity or at law, PVI shall pay to Cablevision an amount, in cash, equal to the sum of (i) all costs associated with ascertaining the Fair Market Value of the Technology (including the costs of the appraisal) and (ii) 5% of the Fair Market Value of the Technology as assessed pursuant to Section 3(b) hereof.

      7. Early Termination. This Option Agreement shall terminate and become null and void in the event that PVI meets the Financial Test (defined below) and gives notice to Cablevision in accordance with the last sentence of this Section 7 at any time on or before March 31, 2003. For purposes of this Option Agreement, "Financial Test" shall mean if, at any time after the date hereof, PVI has obtained aggregate cash proceeds (without deduction for related transaction expenses) of at least ten million dollars ($10,000,000) by means of any combination of (i) any equity financing and (ii) any non-refundable cash funding that does not require PVI to incur associated liabilities, which is received by PVI and not restricted to use by an Affiliate of PVI or subject to any other restriction that would prevent its use of such funds for working capital, from (A) new foreign territory license grants (excluding payments in lieu of running royalties) (B) any non-recurring extraordinary transaction, such as sale of special or preferential rights, that PVI may recognize as current revenue or gain under GAAP from any new (i.e. non-current) customer, or (C) the sale of equity by any affiliate of PVI to the extent that such funds are not restricted to use by such Affiliate. If PVI determines that the Financial Test is met on or before March 31, 2003, PVI shall promptly provide written notice to Cablevision setting forth with reasonable specificity of how the Financial Test has been met.

      8. Entire Agreement. This Option Agreement (as amended from time to time) and the other writings referred to herein or delivered pursuant hereto which form a part hereof


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contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or understandings with respect thereto.

      9. Further Assurances. PVI shall execute and deliver such other documents, documentation, equipment or agreements as may be necessary or desirable for the implementation of this Option Agreement and the consummation of the transactions contemplated hereby, including, without limitation, if Cablevision acquires the License pursuant to the exercise of this Option: (a) providing all source code, object code, testing software and related equipment necessary to understand the design, operation and maintenance of the Technology and perform debugging and further development of the Technology; (b) providing all existing documentation for the Technology; and (c) allowing Cablevision to solicit key U.S. personnel of PVI and making all key personnel of PVI available to Cablevision to provide in-person and/or telephonic assistance to Cablevision personnel for technical assistance and/or tutorials regarding the design, operation, maintenance, debugging and further development of the Technology for as long as PVI retains any technical expertise relating to the Technology, PVI shall provide all of the technical assistance described above as requested by Cablevision. The parties agree that if Cablevision exercises its right to acquire the License pursuant to this Option Agreement that Cablevision would not receive the benefit of its bargain hereby without PVI's compliance with this
Section 9.

      10. No Impairment of Rights. Nothing contained herein, including without limitation, the exercise of the Option, shall impair the rights of Cablevision as a secured party under that certain Note Purchase and Security Agreement of even date herewith or the obligations of PVI under such Note Purchase and Security Agreement. Further, PVI acknowledges and agrees that nothing contained in this Option Agreement derogates, limits or otherwise qualifies any existing consent or other rights of Cablevision with respect to PVI which rights may be exercised solely in Cablevision's own best interests and without regard to the interest of PVI or any other person.

      11. Notices. All notices or other communications to be delivered in connection with this Option Agreement shall be in writing and shall be considered given when personally delivered or when mailed by registered or certified mail, postage prepaid, return receipt requested, or when sent via commercial courier or telecopier, directed, as follows or to such other address as a party may designate by notice:

            (a)   If to Cablevision:

                  Cablevision Systems Corporation
                  1111 Stewart Avenue
                  Bethpage, New York 11714
                  Attn: General Counsel
                  Facsimile: (516) 803-2577



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                  With a copy (which shall not constitute notice) to:

                  Sullivan & Cromwell
                  125 Broad Street
                  New York, New York 10004
                  Attn: Robert W. Downes
                  Facsimile:  (212) 558-3588


                  With a copy (which shall not constitute notice) to:

                  Kramer Levin Naftalis & Frankel LLP
                  919 Third Avenue
                  New York, New York 10022
                  Attn: Peter A. Abruzzese
                  Facsimile: (212) 715-8000


            (b)   If to PVI:

                  Princeton Video Image, Inc.
                  15 Princess Road
                  Lawrenceville, N.J.  08648
                  Attn: Chief Executive Officer
                  Fax: 609-912-0044

                  With a copy (which shall not constitute notice) to:

                  Smith, Stratton, Wise, Heher & Brennan, LLP
                  600 College Road East
                  Princeton, New Jersey 08540
                  Attn:  Richard J. Pinto
                  Fax: 609-987-6651

      12. Changes. The terms and provisions of this Option Agreement may not be modified or amended, or any of the provisions hereof waived, temporarily or permanently, except by a written instrument signed by the parties hereto.

      13. Counterparts. This Option Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

      14. Governing Law. This Option Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its laws concerning conflicts of laws.



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      15.   Severability. In case any provision of this Option Agreement shall be found by a court of law to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Option Agreement shall not in any way be affected or impaired thereby.

      16. Headings. The headings of the sections and subsections of this Option Agreement are for convenience of reference only and are not to be considered in construing this Option Agreement.

      17. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to a party hereto shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any breach or default under this Option Agreement, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any delay or omission to exercise any right, power or remedy or any waiver of any single breach or default be deemed a waiver of any other right, power or remedy or breach or default theretofore or thereafter occurring.





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      IN WITNESS WHEREOF, PVI has granted this Option.



                                    PRINCETON VIDEO IMAGE, INC.


                                    By:   /s/ Roberto Sonabend
                                       ---------------------------------------
                                    Name:  Roberto Sonabend
                                    Title: Co-CEO


ACCEPTED AND AGREED to
this 25th day of June, 2002.

CABLEVISION SYSTEMS CORP.


By:   /s/ Robert Lemle
    --------------------------
Name:  Roberto Lemle
Title: Vice Chairman and General Counsel